Exhibit 4.17

BRAND MANAGEMENT SERVICE AGREEMENT

This AGREEMENT is entered into on this [12]nd day of [May], 2025 (“Effective Date”) between Robot Consulting Co., Ltd. with its principal place of business at 6th Floor Le Gratteciel Building 2, 5-22-6 Shimbashi, Minato Ward, Tokyo 105-0004 (“Company”) and FunKen Vision Advertising (Hong Kong) Limited (“Counterparty”).

WHEREAS, Company intends to grow its business and Counterparty has experience in corporate development and has established a strong network of industry contacts;

WHEREAS, Company desires to have services provided by Counterparty and Counterparty desires to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth below and for other good and valuable consideration the parties hereby agree as follows:

1. Services.

Subject to the terms and conditions of this Agreement, Counterparty shall provide to Company as an independent contractor the following services: (i) at Company’s request, participate in Company’s business and management meetings and contribute to Company’s business plans; (ii) assisting Company in corporate development by introducing customers or strategic partners to Company to drive business growth; and (iii) any other business consultancy services as mutually agreed between Company and Counterparty.

2. Independent Contractor Status.

(a) Counterparty’s relationship with Company is that of an independent contractor and nothing in this Agreement shall be construed as creating a partnership, joint venture, or employer-employee relationship. Counterparty will not be entitled to any of the benefits, which Company may make available to its employees, including, but not limited to: workers’ compensation insurance, unemployment insurance, disability insurance, medical insurance, dental insurance, retirement plans, stock option plans, stock purchase plans, vacation pay, and sick pay. The exclusion from benefit programs is a material component of the terms of compensation negotiated and is not premised on Counterparty’s status as a non-employee. To the extent that Counterparty may become eligible for any benefit programs maintained by Company (regardless of the timing of or reason for eligibility), Counterparty waives their right to participate in the programs. This waiver is not conditioned on any representation or assumption concerning Counterparty’s status as an independent contractor. Counterparty also agrees that, consistent with their independent contractor status, they will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits. In addition, Counterparty agrees, covenants, and represents that, even if their relationship with Company under this Agreement were to be later reclassified, through any means, from the relationship of independent contractor to that of employer-employee, Counterparty nevertheless will not be entitled to participate in any benefits of employment that Company may from time to time provide to its employees.

(b) Counterparty shall be solely responsible for complying with all applicable laws governing self-employed individuals, including but not limited to obligations such as payment of taxes, social security, disability, and other contributions attributable to the rendition of Services hereunder.

(c) Counterparty shall be responsible for determining the amount of time, methods, equipment, resources, and techniques necessary to complete the Services or any other work requested by Company or a client pursuant to this Agreement.

3. Term and Termination.

As of the Effective Date, Company engages Counterparty, and Counterparty accepts such engagement as an independent subcontractor to Company, pursuant to this Agreement for a period of 12 months. This Agreement may be terminated upon mutual agreement.

4. Fees.

In exchange for the Services, Company agrees to pay the Counterparty a final payment of US$2,150,000 within 7 days from the date of this Agreement. In the course of providing services to Company, Counterparty shall bear its own expenses and the Company shall not be responsible for any out of pocket costs or disbursements.

The Counterparty collection account is designated below:

Name:	FunKen Vision Advertising (Hong Kong) Limited
Account Number:	[****]
Bank:	CMB Wing Lung Bank Limited
Bank Number:	020
SWIFT Code:	WUBAHKHH
Bank Address:	45 Des Voeux Road, Central, Hong Kong

5. Miscellaneous.

(a) This Agreement constitutes the entire understanding between the Parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the Parties, with respect to the subject matter hereof. This Agreement can only be modified by a written amendment signed by the Party against whom enforcement of such modification is sought.

(b) The validity, construction, and performance of this Agreement shall be governed and construed in accordance with the laws of Japan and the parties hereby submit to the exclusive jurisdiction of the Japan Commercial Arbitration Association (JCAA).

(c) Any failure by either Party to enforce the other Party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

(d) Although the restrictions contained in this Agreement are considered by the Parties to be reasonable, if any such restriction is found by a court of competent jurisdiction to be unenforceable, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision was not included.

(e) Any notices or communications required or permitted to be given hereunder may be delivered by hand, deposited with a nationally recognized overnight carrier, electronic-mail, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other Party first indicated above (or such other address as may be furnished by a Party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (i) in the case of personal delivery or electronic-mail, on the date of such delivery, (ii) in the case of delivery by a nationally recognized overnight carrier, on the third business day following dispatch, and (iii) in the case of mailing, on the seventh business day following such mailing.

(f) Neither Party may directly or indirectly assign or transfer this Agreement by operation of law or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld. All obligations contained in this Agreement shall extend to and be binding upon the Parties to this Agreement and their respective successors, assigns and designees.

(g) Paragraph headings used in this Agreement are for reference only and shall not be used or relied upon in the interpretation of this Agreement.

(h) The provisions of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

(i) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. The parties hereto may deliver this Agreement and the other documents required to consummate the transactions contemplated hereby by facsimile or in .pdf format sent by email and each party shall be permitted to rely upon the signatures so transmitted as original signatures.

(j) This agreement is prepared in Chinese and English, and the Chinese version shall prevail in case of any conflict. This agreement shall come into effect after being signed by the parties. This agreement is made in duplicate, with each party holding one copy.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

For and on Behalf of ROBOT CONSULTING CO., LTD.		For and on Behalf of FUNKEN VISION ADVERTISING (HONG KONG) LIMITED

By:	__________[Seal]____________________________	By:	__________[Seal]___________________________

Title:		Title: